Exhibit 10.1

SEPARATION AGREEMENT

THIS AGREEMENT, dated as of April 12, 2007, is entered into by and between Select Comfort Corporation, a Minnesota corporation (“Company”), and Keith C. Spurgeon, an individual resident of the State of Minnesota (“Employee”).

RECITALS

A.	Company and Employee have agreed to certain terms and conditions relating to the termination of Employee’s employment with Company as set forth herein.
B.

Except as otherwise expressly set forth below, all of the terms and conditions relating to the termination of Employee’s employment with Company are set forth herein and this Agreement supersedes and replaces in its entirety any previous agreement, letter or understanding between Company and Employee relating to the termination of Employee’s employment with Company.

In consideration of the foregoing and the mutual agreements set forth below, the parties hereto agree as follows:

1.

Termination of Service. Company and Employee agree that Employee’s employment with Company will terminate effective as of June 30, 2007, as of which date Employee agrees to resign all of his positions as an officer of Company.

2.

Compensation. Subject to reasonable compliance by Employee with the terms and conditions of this Agreement and the agreement referred to in Section 8 below, and subject to the execution and delivery by Employee (on or after Employee’s last day of employment with Company) of the release in the form of Exhibit A attached hereto (the “Release”) and the effectiveness of the Release following the passage of any applicable period of time during which the Release may be revoked or rescinded by Employee, Company agrees to pay, and Employee agrees to accept, in lieu of all other severance or other compensation set forth in any other agreement, letter or understanding between Company and Employee, or any other plan or arrangement of Company, the following amounts:

A.	Employee’s current annual base salary;
B.	The amount of Employee’s targeted annual bonus equal to 55% of Employee’s current annual base salary; and
C.	Assuming Employee’s engagement in continued employment through June 2007, a pro rata bonus with respect to 2007 calculated at the target level.

The foregoing amount will be paid in a single, lump sum payment (less all applicable withholdings) promptly following (i) the execution and delivery of the Release and (ii) the passage of any applicable period of time during which the Release may be revoked or rescinded by Employee.

3.

Welfare Benefits. Subject to the succeeding provisions of this Section 3, if Employee timely elects continued coverage under Company’s group medical plan and/or group dental plan pursuant to section 4980B of the Code (“COBRA”), in accordance with ordinary plan practices and provides appropriate documentation of such payment as requested by Company’s plan administrator, during the Premium Reimbursement Period (as defined below) Company will reimburse Employee each month an amount equal to the difference between the amount Employee pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of Company each such month for the same level of coverage elected by Employee. For purposes of the preceding sentence, the Premium Reimbursement Period is the period that begins on the date of termination of employment and ends on the earlier of:

A.	One (1) year after termination of Employee’s employment;
B.	The date on which Employee’s eligibility for COBRA continuation coverage under Company’s group medical or group dental plan ends; or
C

The date on which Employee becomes eligible to participate in another group medical plan or group dental plan, as the case may be, because of reemployment or otherwise, whether or not Employee elects to participate in such plan and whether or not such plan provides comparable benefits or includes limitations or exclusions (unless such other group medical plan contains a pre-existing condition exclusion that affects Employee’s coverage under such plan).

Other than the Premium Reimbursement Period payments described in this Section 3, Employee’s coverage under any employee benefit plan of Company is subject to the terms of such employee benefit plan and applicable law.

4.

Outplacement Services. Company will assist Employee by paying for up to Fifteen Thousand Dollars ($15,000) for outplacement services from a consultant approved by Company. Such payments will be made directly to the consultant by Company.

5.

Paid Time Off. Regardless of whether Employee signs this Agreement or executes and delivers the Release, Company will pay Employee for all Paid Time Off (“PTO”) that Employee has earned but not used as of the Separation Date, in accordance with the current Company policy with respect to PTO payout.

6.

No Other Compensation; Withholding. Employee agrees and understands that he is not entitled to any compensation other than as expressly provided in this Agreement and will not accrue or become entitled to any benefits other than as expressly provided herein. Employee also understands that payments made pursuant to this Agreement may be subject to withholding of applicable income and other employment-related taxes (as well as FICA and Medicare) and consents to Company’s right to withhold from such payments as required by applicable tax laws.

7.

Stock Options and Restricted Stock Awards. Stock options and restricted stock awards previously granted to Employee by Company that are currently outstanding will continue to vest and remain exercisable only in accordance with the existing terms of such options. Nothing contained in this Agreement shall be construed to alter or modify in any way any of the terms or conditions of any such stock options or restricted stock awards.

8.

Employee Inventions, Confidentiality and Non-Compete Agreement. Employee and Company agree that the Employee Inventions, Confidentiality and Non-Compete Agreement dated as of February 22, 2002, shall remain in full force and effect and binding on Employee in accordance with its terms, except that the term referenced in Section 3 of such agreement shall be extended from one (1) year to two (2) years.

9.

Non-Disparagement. Employee agrees that he will not at any time disparage, demean or criticize, or do or say anything to cause injury to, the business, reputation, management, employees or products of Company. Company agrees that it will not at any time disparage, demean or criticize, or do or say anything to cause injury to the reputation or career development of Employee. In addition to any other damages or remedies that may be available to a non-breaching party for any breach of this Section 9, any breaching party shall further be obligated to the non-breaching party for any reasonable attorneys’ fees and costs incurred by the non-breaching party to enforce the provisions of this Section 9.

10.

Confidentiality. Company and Employee each agree that they will hold the facts and circumstances of this Agreement in strict confidence and will not reveal the existence or the terms of this Agreement to anyone except as may be required by law. Employee acknowledges that Company may be required to file a copy of this Agreement with the Securities and Exchange Commission in which event this Agreement would be publicly available. Notwithstanding the foregoing, each of the parties hereto will be entitled to advise their respective professional advisors of the terms hereof, and Employee will be entitled to discuss the terms hereof with immediate family members.

11.

Knowing and Willful Agreement. Employee hereby acknowledges he fully understands and accepts the terms of this Agreement, that his signature is freely, voluntarily and knowingly given, and that he has been provided a full opportunity to review and reflect on the terms of this Agreement.

12.

Opportunity to Consider and Seek Advice. Employee has been advised by Company to consult with an attorney prior to signing this Agreement, and that he has twenty-one (21) days from the date on which he received this Agreement to consider whether or not he wishes to sign it. To accept this Agreement, Employee must sign it and deliver it to Mark Kimball at Select Comfort Corporation, 6105 Trenton Lane North, Minneapolis, Minnesota, 55442.

13.

Opportunity to Rescind or Revoke Release. Employee understands that Employee has the right to rescind or revoke the Release by giving written notice of such rescission or revocation to Company within fifteen (15) calendar days following Employee’s execution and delivery of the Release. Any such notice of rescission or revocation must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Select Comfort Corporation, 6105 Trenton Lane North, Minneapolis, MN 55442, Attn.: General Counsel.

14.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, representations and agreements heretofore made by the parities with respect to the subject matter hereof. No amendment waiver or discharge hereof shall be valid unless in writing and executed by both parties hereto.

15.

Governing Law. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any jurisdictions. Any legal proceeding related to this Agreement, will be brought in a Minnesota court of competent jurisdiction, and both Company and Employee hereby consent to the exclusive jurisdiction of any such court for this purpose.

16.

Severability. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of the Agreement is to any extent rendered invalid under applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

17.

No Assignment. Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of Company. Company may not assign this Agreement to any third party, except by operation of law through merger, consolidation, liquidation or recapitalization, or by sale of all or substantially all of the assets of Company, without the express written consent of Employee.

18.

Remedies. The parties hereto agree that the rights granted by this Agreement are both unique and special, and the parties contemplate that enforcement of this Agreement may be had by recourse to the equitable remedies available in courts of competent jurisdiction in addition to any other remedies which may be or may become available at law.

19.

Binding Effect. This Agreement and the obligations of the respective parties hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. In furtherance of, and not in limitation of, the foregoing, Company agrees that the provisions of this Agreement shall be binding upon any successor to the business and assets of Company and the provisions of this Agreement for the benefit of Employee shall inure to the benefit of Employee’s estate in the event of Employee’s death, including all benefits and payments due hereunder.

The parties have duly executed this Agreement as of the date set forth above.

SELECT COMFORT CORPORATION
By:	/s/ Mark A. Kimball
Its:	SVP & General Counsel

KEITH C. SPURGEON

/s/ Keith C. Spurgeon

EXHIBIT A TO SEPARATION AGREEMENT

(To be executed and delivered only on or after Employee’s last date of employment)

RELEASE

The undersigned, Keith C. Spurgeon (“Employee”) understands that, pursuant to the terms of the Separation Agreement between Employee and Select Comfort Corporation (“Company”) dated as of ____________, 2007, Employee is receiving substantial compensation that Employee would not otherwise be entitled to receive in the absence of the Separation Agreement and the execution, delivery and effectiveness of this Release, and Employee agrees that such compensation is sufficient consideration for all aspects of the Separation Agreement and this Release. In return for this compensation, Employee, on behalf of himself and his heirs, executors, administrators, agents, attorneys, successors, assigns, and representatives, hereby releases Company and all of its officers, agents, directors, employees, and representatives, both individually and in any representative capacity, all of Company’s parent, subsidiary and affiliated companies, businesses and entities, and all other persons and entities, from each and every legal claim or demand of any kind that Employee ever had or might now have, arising out of any action, conduct or decision relating to Employee’s employment with Company or Employee’s separation from employment with Company, whether or not any such claim is known to Employee at the present time.

Employee fully understands that the claims Employee is releasing include, but are not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, any applicable state non-discrimination laws, and any other local, state, or federal laws, rules, regulations or executive orders relating to discrimination in the workplace. Employee also understands that Employee is releasing any claims Employee may have for payment of compensation of any kind, fraud or misrepresentation, breach of contract (including, but not limited to, any employment agreement), promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, reprisal or retaliation, unjust enrichment, negligent hiring, supervision or retention, intentional or negligent infliction of emotional distress, assault or battery, violation of whistleblower protection laws, violation of public policy, and any other claims arising under the common law of any state.

This Agreement does not release any rights or claims under the Minnesota Human Rights Act, the Age Discrimination in Employment Act or any of Company’s benefits plans that arise after Employee signs this Agreement or that arise from acts occurring after Employee signs this Agreement.

Further, nothing in this Agreement shall waive or release Employee’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local government agency. If, however, any claim released in this Release is prosecuted in Employee’s name before any government agency, Employee will waive any benefits Employee may obtain through such prosecution and agree not to accept an award of money or other damages from the claim.

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Rights to Rescind or Revoke

Employee understands that Employee has the right to rescind or revoke this Release by giving written notice of such rescission or revocation to Company within fifteen (15) calendar days following Employee’s execution and delivery of this Release. Any such notice of rescission or revocation must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Select Comfort Corporation, 6105 Trenton Lane North, Minneapolis, MN 55442, Attn.: General Counsel.

Employee agrees that if Employee exercises any right of rescission or revocation, Company may at its option nullify the Separation Agreement in its entirety. In the event Company opts to nullify the entire Separation Agreement, neither Employee nor Company will have any rights or obligations whatsoever under the Separation Agreement or this Release.

Employee has read this Release carefully and understands all its terms. Employee has reviewed this Release with his own attorney or has knowingly and voluntarily chosen not to do so. In agreeing to sign this Release, Employee has not relied on any statements or explanations made by Company or its counsel.

Employee understands and agrees that this Release, the Separation Agreement pursuant to which it is given, and the Employee Inventions, Confidentiality and Non-Compete Agreement dated as of February 22, 2002 referred to in the Separation Agreement, contain all the agreements between Employee and Company. We have no other written or oral agreements.

Dated:	, 2007
Keith C. Spurgeon

Subscribed and sworn to before me this ______ day of ________, 2007.

Notary Public

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